Exhibit 99.1

Biometric ID Provider BIO-key’s Q3 Revenues Rose 118% to $0.9M

Hosts Call Tomorrow at 10:00 a.m. ET

Wall, NJ, November 14, 2017 – BIO-key International, Inc. (NASDAQ: BKYI), an innovative provider of biometric software and hardware systems and consumer products offering strong and convenient security and user access, today reported results for its third quarter (Q3’17) and first nine months ended September 30, 2017, reviewed recent business developments and updated its full year outlook. BIO-key will host an investor conference call tomorrow at 10:00 a.m. ET (details below).

Financial Highlights:

•	Q3’17 revenues rose 118% to $942K vs. $431K in Q3’16
•

Hardware sales rose 133% to $512K, reflecting increased demand, broader distribution and an expanded range of fingerprint readers as well as the company’s new TouchLock line of biometric-enabled padlocks.

•	TouchLock sales totaled $164K in Q3’17, reflecting initial orders in Asian markets leading up to the product line’s launch in the U.S. in the current quarter.

Recent Operational Highlights:

•	U.S. Sales Launch of TouchLock™ Biometric and Bluetooth Enabled Padlocks
•	Government Defense Contractor Deploys BIO-key Windows-Compatible Fingerprint Readers
•	Insurance Provider Strengthened User Sign-in with BIO-key Fingerprint Biometric Solution
•	Australian Govt. Agency Selected BIO-key’s ID Director Software and SideSwipe Readers
•	Global Financial Institution selected BIO-key to Secure Windows 10 Devices in 189 Countries
•	Japanese Security Systems Integrator DDS ordered 30K SideSwipe readers for Asian markets
•	BIO-key shares were listed on the Nasdaq Capital Market effective July 25th

Michael DePasquale, Chairman & CEO of BIO-key, commented, "Hardware sales continued to grow at an encouraging pace as we are experiencing increasing demand and interest in our expanded range of products. Our Windows 10 compatible fingerprint readers made a significant contribution to revenues in the quarter along with another solid contribution from our new line of biometric and Bluetooth enabled locks.

“In order to build visibility and support expanded sales, we continue to expand our retail and online distribution. To this end, we recently launched our own e-commerce website (www.shopbio-key.com) targeted primarily to consumers. Managing our own online marketplace should provide valuable customer insights such as product preferences, purchasing patterns and the effectiveness of various sales and marketing programs.

“We also believe that social media will prove to be a productive channel for building consumer awareness. Recent marketing promotions generated customer inquiries that led to modest sales activity that we expect to increase as we invest more in these digital platforms. Our hardware products are also available via Amazon.com and our TouchLock line will be added at select e-tailers and retailers over the next several months.

“Software license sales remain the least predictable part of our business given the size and complexity of enterprise customers and their purchasing practices. Nevertheless, we have made solid progress year to date and the persistent wave of cyber attacks continues to underscore the risks of failing to deploy stronger security measures. As organizations increase their willingness to take proactive measures to protect their critical infrastructure, we are confident the security, user-friendliness and lower cost of ownership of our solutions will drive growth in enterprise software sales over time.

“Overall, we do see a changing sense of urgency for finding and deploying two-factor authentication solutions. This trend, combined with the attractiveness of our consumer offerings should provide solid opportunities for growth and improved bottom line performance.”

Financial Guidance

Based on our pipeline of hardware, software and consumer product opportunities as well as our growing global footprint we remain confident in BIO-key’s long-term growth potential. Given our performance year-to-date and anticipated software license renewals, contracted service revenues and consumer product growth, we are reaffirming the low-end of our previous revenue guidance range of $6 million, which would represent year-over-year growth of approximately 100%.

Financial Highlights

Q3’17 total revenues increased 118% to $942,417 compared to $431,463 in Q3’16, reflecting solid increases in hardware sales and software service fees which more than offset a decrease in software maintenance and support revenue. For the nine months ended September 30 of 2017, sales increased 154% to $3,247,633 from $1,277,869 in the prior-year period.

Hardware sales rose 134% to $512,281 in Q3’17, refecting increased demand and interest in our hardware offerings and our expanded base of products and distribution channels. Q3'17 hardware sales included our new line of biometric enabled locks that resulted in sales of approximately $164,000. Hardware sales increased 293% to $1.7 million in first nine months of 2017 compared to the prior-year period.

Custom service revenues increased 4715% to $260,000 in Q3'17 compared to $5,400 in Q3'16 in connection with a special software requirement from an existing customer while recurring maintenance and service revenues decreased 36% to $117,000 from $182,000 in Q3'16 due to the non-renewal of two maintenance contracts.

Gross profit margins decreased to 2% in Q3’17 from 60% in Q3’16, reflecting a higher percentage of hardware sales that carry lower margins, as well as $388,681 of non-cash amortization, primarily related to our license to the Finger Q portfolio of mobile and online payment security software technologies.

Q3’17 operating expenses increased to $1.6M from $1.5M, principally due to a 34% increase in selling, general and administrative expenses, primarily related to our Hong Kong subsidiary, commitment fees, non-cash compensation, Nasdaq related fees and commissions, partially offset by a reduction in research, development and engineering costs in the period.

BIO-key's Q3’17 net loss was ($1.6M), or ($0.28) per share after preferred dividends, as compared to ($1.1M), or ($0.24) per share after preferred dividends, in Q3’16. The higher loss was primarily due to the decrease in gross margin. For the nine months ended September 30, 2017, BIO-key's net loss was ($4.7M), or ($0.85) per share after preferred dividends, versus ($3.6 M), or ($0.77) per share after preferred dividends, in the nine months ended September 30, 2016.

Per share results in Q3’17 and Q3’16 are based on a weighted average of 6.5 million and 5.5 million basic shares outstanding, respectively, which have been adjusted to reflect the impact of the Company’s 1-for-12 reverse split in December 2016.

Liquidity & Other Resources

At September 30, 2017, our total cash and cash equivalents plus current receivables were approximately $1.5 million, as compared to approximately $2.6 million at December 31, 2016.

In September we issued 427,778 shares and warrants to purchase 138,889 shares to an existing investor and board member for an aggregate purchase price of $1,540,000, or $3.60 per share. BIO-Key received cash proceeds of $1,000,000 and converted an accrued dividend payable in the amount of $540,000 on our Series A-1 Convertible Preferred Stock.

Subsequent to the close of Q3'17, the same investor and board member converted 27,404 shares of Series A-1 Convertible Preferred Stock at a conversion price of $3.60 per share resulting in the issuance of 761,222 shares of common stock.

Conference Call and Webcast Replay

Date/Time:	Wednesday, November 15, 2017 at 10 a.m. ET
Dial-In number:	1-877-418-5460 U.S. or 412-717-9594 International
Webcast Replay:	Q3’17 Webcast & Replay – available for 30 days.
Audio Replay:	1-877-344-7529 U.S. or 412-317-0088 Int'l; code 10114154

About BIO-key International, Inc. (www.bio-key.com)

BIO-key is revolutionizing authentication with biometric solutions that enable convenient and secure access to information and high-stakes transactions. We offer alternatives to passwords, PINs, tokens, and cards to make it easy for enterprises and consumers to secure their devices as well as information in the cloud. Our premium finger scanning devices, including SideSwipe, SideTouch, EcoID and SidePass, offer market-leading quality, performance and price. BIO-key is now bringing the power and ease of use of biometric technology to its just-launched TouchLock line of biometric and Bluetooth enabled padlocks – thereby providing, even more, ways to BIO-key your world!

BIO-key Safe Harbor Statement

Certain statements contained in this press release may be construed as "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "Act"). The words "estimate," "project," "intends," "expects," "anticipates," "believes" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are made based on management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the "safe-harbor" provisions of the Act. These statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements. These risks and uncertainties include, without limitation, our history of losses and limited revenue, our ability to develop new products and evolve existing ones, market acceptance of biometric solutions generally and our specific offerings, our ability to expand into the Asian market, the impact on our business of the past financial crisis in the global capital markets or our ability to attract and retain key personnel. For a more complete description of these and other risk factors that may affect the future performance of BIO-key International, Inc., see "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2016 and its other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made.

Twitter & StockTwits: BIO-keyIR

Investor & Media Contacts

William Jones, Tanya Kamatu

Catalyst Global

212-924-9800

bkyi@catalyst-ir.com

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2017	December 31, 2016
	(Unaudited)
ASSETS
Cash and cash equivalents	$971,857	$1,061,307
Accounts receivable net	562,296	1,563,246
Due from factor	28,750	53,638
Inventory	879,592	465,428
Software license rights	2,370,000	1,560,000
Prepaid expenses and other	175,955	206,677
Total current assets	4,988,450	4,910,296
Software license rights, net of current portion	8,590,368	10,598,411
Accounts receivable, net of current portion	1,070,000	1,570,000
Equipment and leasehold improvements, net	186,917	67,814
Deposits and other assets	8,712	8,712
Intangible assets, net	175,896	134,132
Total non-current assets	10,031,893	12,379,069
TOTAL ASSETS	$15,020,343	$17,289,365

LIABILITIES
Accounts payable	$507,886	$466,842
Accrued liabilities	427,671	335,323
Dividends payable on preferred stock	463,125	401,250
Deferred revenue	308,622	633,062
Total current liabilities	1,707,304	1,836,477
TOTAL LIABILITIES	1,707,304	1,836,477

Commitments and contingencies

STOCKHOLDERS’ EQUITY:
Series A-1 convertible preferred stock; authorized, 100,000 (liquidation preference of $100 per share): issued and outstanding 90,000 of $.0001 par value at September 30, 2017 and December 31, 2016 respectively	9	9
Series B-1 convertible preferred stock; authorized, 105,000 (liquidation preference of $100 per share): issued and outstanding 105,000 of $.0001 par value at September 30, 2017 and December 31, 2016 respectively	11	11
Common stock — authorized, 170,000,000 shares; $.0001 par value issued and outstanding; 6,927,826 and 6,093,843 at September 30, 2017 and December 31, 2016, respectively	692	609
Additional paid-in capital	80,864,782	78,253,413
Accumulated deficit	(67,552,455)	(62,801,154)
TOTAL STOCKHOLDERS’ EQUITY	13,313,039	15,452,888
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$15,020,343	$17,289,365

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016

Revenues
Services	$377,113	$187,025	$831,761	$692,677
License fees and other	53,023	25,435	677,342	142,651
Hardware	512,281	219,003	1,738,530	442,541
Total Revenues	942,417	431,463	3,247,633	1,277,869
Costs and other expenses
Cost of services	190,889	46,257	285,369	168,636
Cost of license fees, hardware and other	732,192	125,526	2,094,608	251,485
Total costs and other expenses	923,081	171,783	2,379,977	420,121
Gross Profit	19,336	259,680	867,656	857,748

Operating Expenses
Selling, general and administrative	1,238,296	925,939	4,289,655	2,957,368
Research, development and engineering	386,830	528,554	1,329,322	1,584,403
	1,625,126	1,454,493	5,618,977	4,541,771
Operating loss	(1,605,790)	(1,194,813)	(4,751,321)	(3,684,023)
Other income (expense)
Interest income	6	6	20	19
Gain on derivative liabilities	-	60,385	-	10,879
Total other income (expense)	6	60,391	20	10,898
Net loss	(1,605,784)	(1,134,422)	(4,751,301)	(3,673,125)
Convertible preferred stock dividends	(200,625)	(200,625)	(601,875)	(601,875)
Net loss available to common stockholders	$(1,806,409)	$(1,335,047)	$(5,353,176)	$(4,275,000)

Basic and Diluted Loss per Common Share	$(0.28)	$(0.24)	$(0.85)	$(0.77)

Weighted Average Shares Outstanding:
Basic and Diluted	6,535,449	5,530,105	6,333,530	5,521,218

All BIO-key shares issued and outstanding for all periods reflect BIO-key’s 1-for-12 reverse stock split, which was effective December 29, 2016.

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2017	2016

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(4,751,301)	$(3,673,125)
Adjustments to reconcile net loss to cash used for operating activities:
Allowance for doubtful accounts	500,000
Depreciation	33,526	37,764
Amortization of intangible assets	10,280	10,205
Amortization of software license rights	1,118,436	-
Gain on derivative liabilities	-	(10,879)
Share-based and warrant compensation for employees and consultants	774,968	231,983
Stock based directors fees	28,025	48,999
Amortization on note payable discount	-	-
Change in operating assets and liabilities:
Accounts receivable	1,000,950	957,024
Due from factor	24,888	33,380
Inventory	(414,164)	(219,591)
Prepaid expenses and other	(18,578)	(39,205)
Software license rights	79,607	450
Accounts payable	41,044	(607,748
Accrued liabilities	92,348	(156,000)
Deferred revenue	(324,440)	(136,251)
Net cash used for operating activities	(1,804,411)	(3,522,994)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(204,673)	(52,976)
Net cash used for investing activities	(204,673)	(52,976)
CASH FLOW FROM FINANCING ACTIVITIES:
Issuance of common stock	2,000,000
Preferred dividends paid	-	(535,100)
Costs to issue preferred and common stock	(80,366)	(32,620)
Net cash provided by (used for) financing activities	1,919,634	(567,720)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(89,450)	(4,143,690)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,061,307	4,321,078
CASH AND CASH EQUIVALENTS, END OF PERIOD	$971,857	$177,388